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                                                                    EXHIBIT 99.1


(APPLIED MOLECULAR EVOLUTION LOGO)                                  (LILLY LOGO)

DATE:  November 21, 2003


FOR RELEASE:  Immediately

REFER TO:  (317) 276-5795 - Terra L. Fox (Lilly)
           (858) 597-4990 - Chris Erdman (AME)



         LILLY AND APPLIED MOLECULAR EVOLUTION ANNOUNCE MERGER AGREEMENT

Indianapolis and San Diego-- Eli Lilly and Company (NYSE: LLY) and Applied Molecular Evolution, Inc. (AME) (Nasdaq: AMEV) announced today the companies have mutually agreed to AME's merger into Lilly. The boards of directors of Lilly and AME have given their approval to the transaction, which is subject to approval of AME shareholders, clearance under the Hart-Scott-Rodino Anti-Trust Improvements Act and certain other closing conditions.

"We believe that the combination of Lilly's therapeutic area discovery and medical expertise and AME's industry-leading protein optimization technology will enhance our stature as a world leader in biotechnology products," said Steven M. Paul, M.D., executive vice president, science and technology for Lilly. "We are confident that the synergies this merger creates will accelerate our ability to discover and optimize biotherapeutic drugs for cancer, inflammatory diseases, and critical care, as well as diabetes and obesity - areas where proteins, such as monoclonal antibodies, are of great therapeutic benefit. We have already seen the advantages of AME's technology firsthand through our two-year collaboration, and we look forward to leveraging AME's expertise across all of our therapeutic areas."

"Lilly is an ideal strategic fit for AME. Our combination with Lilly will leverage the protein therapeutic optimization and development capabilities that we have created and provides a very substantial return over the past year to our shareholders," said William D. Huse, M.D., Ph.D., chief executive officer and chairman for AME. "Based on our extensive collaborative experience with Lilly, we believe that AME's world-class protein engineering and development team coupled with Lilly's drug discovery, medical expertise and resources will enable the full potential of AME's directed evolution technology to be realized."
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AME, located in San Diego, will retain its name but become a wholly-owned subsidiary of Lilly and integrate with Lilly's research organization.

Under the terms of the agreement, AME shareholders will receive $18 for each outstanding AME share at closing. AME shareholders may elect to receive the $18 in cash or shares of Lilly common stock based on the closing price of Lilly stock on the closing date, subject to proration such that the total purchase price paid by Lilly is 80 percent stock and 20 percent cash. The value of the transaction as of the anticipated closing date is expected to be approximately $400 million, net of cash.

The transaction is expected to close in the first quarter of 2004. Acquired in-process research and development related to this transaction will be reported by Lilly as a substantial one-time charge in 2004. Excluding this one-time charge, there is no material dilutive impact to Lilly's 2004 earnings.

Applied Molecular Evolution, Inc. (AME) is a leader in applying directed molecular evolution to improve healthcare by optimizing and developing human biotherapeutics. Directed molecular evolution is a process for optimizing genes and proteins for specific commercial purposes. Since its inception, AME's principal focus has been on applying its proprietary AMEsystem(TM) technology platform to human biotherapeutics, the largest market for directed molecular evolution. Biotherapeutics, or biopharmaceuticals, are protein pharmaceuticals such as antibodies, cytokines, hormones and enzymes. AME uses its proprietary technology to develop improved versions of currently marketed, FDA-approved biopharmaceuticals as well as novel human biotherapeutics. For more information, please visit www.AME.biz.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

This press release contains forward-looking statements about the benefits of a merger between Lilly and AME and the potential of AME's directed molecular evolution technology. It reflects Lilly and AME's current beliefs,

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assuming that the transaction is successfully closed; however, as with any such undertaking, there are substantial risks and uncertainties in the process of implementing the transaction. There is no guarantee Lilly will realize the expected financial and technological benefits anticipated, or that AME's technology will yield commercially successful pharmaceutical products. For further discussion of these and other risks and uncertainties, see Lilly and AME's filings with the United States Securities and Exchange Commission. Lilly and AME undertake no duty to update forward-looking statements.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the proposed transaction, Eli Lilly and Company and Applied Molecular Evolution, Inc. will file a proxy statement/prospectus with the Securities Exchange Commission in the near future, as part of a Registration Statement on Form S-4. Investors and security holders are advised to read the proxy statement/prospectus and registration statement when they become available, because important information will be contained therein. The proxy statement/prospectus will be sent to stockholders of Applied Molecular Evolution, Inc. in connection with the solicitation of their approval of the proposed merger of Applied Molecular Evolution, Inc. with a subsidiary of Eli Lilly and Company. Once filed one will be able to obtain a free copy of the Registration Statement on Form S-4 and other documents filed by the companies with the Commission at the Commission's website at http://www.sec.gov. Once filed, the Registration Statement also will be available from Lilly by contacting Eli Lilly and Company, Lilly Corporate Center, Indianapolis, Indiana 46285, Attention: Shareholder Services (317) 276-6993 and from Applied Molecular Evolution, Inc. by contacting Applied Molecular Evolution, Inc., 3520 Dunhill Street, San Diego, California 92121, Attention: Investor Relations (858) 597-4990.

Eli Lilly and Company and Applied Molecular Evolution, Inc., and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Applied Molecular Evolution, Inc., in connection with the merger. Information about the directors and executive officers of Applied Molecular Evolution, Inc., and their interests in the merger, including their ownership of Applied Molecular Evolution, Inc., is set forth in the proxy statement for Applied Molecular Evolution, Inc.'s 2003 annual meeting of stockholders. Information about the directors and executive officers of Eli Lilly and Company and their interests in the merger, including their ownership of Eli Lilly and Company stock, is set forth in the proxy statement for Eli Lilly and Company's 2003 annual meeting of stockholders. Investors may obtain additional information regarding the interests of such participants in the merger by reading the proxy statement/prospectus when it becomes available.

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